SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

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          Date of Report (Date of earliest event reported) May 28, 1997

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                         COUNTRY STAR RESTAURANTS, INC.
             (Exact name of registrant as specified in its charter)

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    Delaware                         0-23136                     62-1536550
(State or other                  (Commission File              (IRS Employer
jurisdiction of                      Number)                 Identification No.)
 incorporation)

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         11150 Santa Monica Boulevard, Suite 650, Los Angeles, CA 90025
         (Address of principal executive offices)             (Zip Code)

        Registrant's telephone number, including area code 310/268-2200

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Item 9.  Sales of Equity Securities Pursuant to Regulation S

     Country Star Restaurants, Inc. (the "Company"), sold securities that were not registered under the Securities Act of 1933, as amended, in reliance upon Regulation S.

     The securities sold by the Company were 5% Convertible Debentures. The date of sale was May 28, 1997. An aggregate of $500,000 of Debentures were sold for the purchase price of $500,000, which was paid in cash at closing. The purchasers of the Debentures were institutional investors located abroad.

     La Jolla Capital Financial Corporation ("La Jolla") of San Diego, California acted as the finder in the transaction. For its services, La Jolla received a commission of $50,000.

     The Debentures are due and payable on May 28, 1998. The outstanding balance of the Debentures bears interest at the rate of 5% per annum, payable quarterly. Interest is payable in cash, or at the option of the Company, in shares of common stock valued at a price equal to 70% of the average closing bid price of the common stock during the 5 trading days preceding the date on which the interest payment is made. The principal amount of the Debentures is convertible, in whole or in part, into common stock of the Company at any time beginning 41 days after the date of issuance. Upon conversion, the holders of the Debentures are entitled to acquire shares of common stock of the Company at a price equal to 70% of the average closing bid price of the common stock during the 5 trading days immediately preceding the date of conversion.

     The Debentures are secured by a lien on substantially all of the assets of the Company. This lien is subordinate to the lien currently held by certain institutional investors and Dan J. Rubin, Chief Executive Officer and President of the Company.


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

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California on June 12, 1997.


                                            COUNTRY STAR RESTAURANTS, INC.
                                                (Registrant)

Dated: June 12, 1997                            /s/ Dan J. Rubin
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                                                (Signature)
                                            Dan J. Rubin, Chief Executive
                                             Officer and President


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